EXHIBIT 2.1

                                    EXHIBIT I

                        HOLDING COMPANY MERGER AGREEMENT

                               AGREEMENT OF MERGER


         This Agreement of Merger is made and entered into as of [___________], 1998, between VAL COR BANCORPORATION, INC. ("Val Cor"), a corporation organized under the laws of the State of Colorado, and EAGLE HOLDING COMPANY (the "Company"), a corpora tion organized under the laws of the State of Colorado. Val Cor and the Company are herein after sometimes individually called a "Constituent Corporation" and collectively called the "Constituent Corporations."

                                    RECITALS

         Val Cor is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. As of [___________], 1998, the authorized capital stock of Val Cor consisted of [___________] shares of Common Stock, [___________] par value, of which [___________] shares were issued and outstanding; no shares of capital stock were held in its treasury on such date. All of the capital stock of Val Cor is owned of record and beneficially by Zions Bancorpo ration, a corporation organized under the laws of the State of Utah ("Zions Bancorp").

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. As of [___________] 1998, the authorized capital stock of the Company consisted of [___________] shares of Company Common Stock, [___________] par value (the "Company Common Stock"), of which [___________] shares were issued and out standing; no shares of capital stock were held in its treasury on such date.

         Val Cor and the Company have entered into an Agreement and Plan of Reorganization, dated June 3, 1998 (the "Plan of Reorganization"), setting forth certain representations, warran ties, and agreements in connection with the transactions therein and herein contemplated, which contemplates the merger of the Company with and into Val Cor (the "Merger") in accordance with this Agreement of Merger (the "Agreement").

         The Boards of Directors of each of Val Cor and the Company deem the Merger advisable and in the best interests of each corporation and its stockholders. The Boards of Directors of each of Val Cor and the Company, by resolutions duly adopted, have approved the Plan of Reorganization. The Boards of Directors of each of Val Cor and the Company, by resolutions duly adopted, have approved this Agreement. The Boards of Directors of each of Val Cor and the Company have directed that this Agreement, and authorization for the transactions contem plated hereby, be submitted to stockholders of Val Cor and the Company respectively for approval.

         At the Effective Date (as defined in Section 1.1 below) shares of Company Common Stock shall be converted into the right to receive shares of the common stock of Zions Bancorp, no par value (the "Zions Bancorp Stock"), as provided herein.

         In consideration of the premises and the mutual covenants and agreements herein contained and subject to the terms and conditions of the Agreement, the parties hereto hereby covenant and agree as follows:


                                    ARTICLE I

         1.1. Merger of the Company into Val Cor. The Company shall be merged with and into Val Cor on the date and at the time to be specified in the Articles of Merger to be filed with the Secretary of State of the State of Colorado pursuant to section 7-111-105 of the Colorado Business Corporation Act (such date and time being referred to herein as the "Effective Date").

         1.2. Effect of the Merger. At the Effective Date:

               (a) The Company and Val Cor shall be a single corporation, which shall be Val Cor. Val Cor is hereby designated as the surviving corporation in the Merger and is herein after sometimes called the "Surviving Corporation."

               (b) The separate existence of the Company shall cease.

               (c) The Surviving Corporation shall have all the rights, privileges, immuni ties, and powers and shall assume and be subject to all the duties and liabilities of a corporation organized under the Colorado Business Corporation Act.

               (d) The Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of and belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Consti tuent Corporations shall not revert or be in any way impaired by reason of the Merger.

               (e) The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. The Surviving Corporation expressly assumes and agrees to perform all of the Company's liabilities and obligations. Neither the rights of creditors nor any liens upon the property of either Constituent Corporation shall be impaired by the Merger.

               (f) The Articles of Incorporation of Val Cor as they exist immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation until later amended pursuant to Colorado law.

               (g) At the Effective Date and until surrendered for exchange and payment, each outstanding stock certificate which, prior to the Effective Date, represented shares of Company Common Stock shall, without further action, cease to be an issued and existing share and shall be converted into a right to receive from Zions Bancorp, and shall for all purposes represent the right to receive, upon surrender of the certificate formerly representing such shares, the number of shares of Zions Bancorp Stock specified in Article III; provided that, with respect to any matters relating to stock certificates representing Company Common Stock, Zions Bancorp may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of the Company's Common Stock at the Effective Date.

         1.3.  Acts to Carry Out This Merger Plan.

               (a) The Company and its proper officers and directors shall and will do all such acts and things as may be necessary or proper to vest, perfect, or confirm title to such property or rights in Val Cor and otherwise to carry out the purposes of this Agreement.

               (b) If, at any time after the Effective Date, Val Cor shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Val Cor its right, title, or interest in or under any of the rights, properties, or assets of the Company acquired or to be acquired by Val Cor as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to Val Cor an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in Val Cor and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Val Cor are fully authorized in the name of the Company or otherwise to take any and all such action.


                                   ARTICLE II

         2.1. Capitalization. The authorized shares of capital stock of Val Cor as of the Effective Date shall be [___________] shares of Common Stock, [___________] par value.

         2.2. By-Laws. The By-Laws of Val Cor as they exist immediately prior to the Effective Date shall be the By-Laws of Val Cor until later amended pursuant to Colorado law.


                                   ARTICLE III

         3.1.  Manner of Converting Shares.

               (a) Subject to the terms, conditions, and limitations set forth herein, upon surrender of his, her or its certificate or certificates, each holder of shares of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date, that number of shares of the common stock of Zions Bancorp, no par value (the "Zions Bancorp Stock") calculated by dividing the Consideration Number by the total number of shares of Company Common Stock that shall be issued and outstanding at the Effective Date.

               (b) As used in paragraph (a) of this section 3.2, the term "Consideration Number" means 230,000. Notwithstanding the foregoing, if the Transaction Expenses (as hereinafter defined), determined on a pre-tax basis in accordance with generally accepted accounting principles, exceed $65,000, then the "Consideration Number" shall be equal to 230,000 less the number calculated by dividing the Transaction Expenses in excess of $65,000, net of any associated tax benefit, by $50.375. As used in the preceding sentence, "Transaction Expenses" are all expenses incurred from April 1, 1998 through the Effective Date with respect to attorneys, accountants, investment bankers, consultants, brokers and finders who will have rendered services to the Company or the Bank in connection with the transactions contemplated by this Agreement, it being agreed that none of the following expenses are Transaction Expenses: (i) the cost of the audit of the financial statements of the Company and the Bank as of December 31, 1997 and the year then ended; (ii) the monthly accrual of the expense associated with the audit of the financial statements of the Company and the Bank as of December 31, 1998 and the year then ended; (iii) the cost of addressing the risk that certain computer applications used by the Company and the Bank may be unable to recognize and perform properly date- sensitive functions involving dates prior to and after December 31, 1999; (iv) costs incurred at the request of Zions Bancorp, Val Cor or Vectra to prepare for the electronic and systematic conversion of data regarding the Bank to Zions Bancorp's own system of electronic data processing; (v) distribution of benefits accrued for the benefit of participants in the Profit Sharing Plan of the Bank; or (vi) costs of sponsoring Broomfield High School and City of Broomfield scoreboards committed to before May 1, 1998 and related advertising costs incurred by the Bank and accounted for under generally accepted accounting principles.

         3.2. No Fractional Shares. Zions Bancorp will not issue fractional shares of its stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Bancorp Stock shall receive an amount of cash equal to the product of such fraction times $50.375. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

         3.3. Dividends; Interest. No shareholder of the Company will be entitled to receive dividends on his, her or its Zions Bancorp Stock until he, she or it exchanges his, her or its certificates representing Company Common Stock for Zions Bancorp Stock. Any dividends declared on Zions Bancorp Stock to holders of record on or after the Effective Date shall, with respect to stock to be delivered pursuant to this Agreement to shareholders of the Company who have not exchanged their certificates representing Company Common Stock for Zions Bancorp Stock, be paid to the Exchange Agent (as designated in Section 3.4 of this Agreement) and, upon receipt from a former shareholder of the Company of certificates representing shares of Company Common Stock, the Exchange Agent shall forward to such former shareholder of the Company (i) certificates representing his or her shares of Zions Bancorp Stock, (ii) dividends declared thereon subsequent to the Effective Date (without interest) and (iii) the cash value of any fractional shares determined in accordance with Section 3.2 hereof.

         3.4.  Designation of Exchange Agent.

               (a) The parties to this Agreement hereby designate Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah ("Zions Bank"), as Exchange Agent to effect the exchanges contemplated hereby.

               (b) Zions Bancorp will, on the Effective Date or as soon thereafter as is practicable, issue and deliver to Zions Bank the share certificates representing shares of Zions Bancorp Stock and the cash to be paid in lieu of fractional shares to holders of Company Common Stock in accordance with this Agreement.

         3.5. Notice of Exchange. Promptly after the Effective Date, Zions Bank shall mail to each holder of one or more certificates formerly representing Company Common Stock, except to such holders as shall have waived the notice required by this Section 3.5, a letter of transmittal specifying the Effective Date and notifying such holder of the procedures to be followed in surrendering his, her or its certificate or certificates to Zions Bank for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of the Company.

         3.6. Treatment of Stock Options. Each stock option to purchase Company Common Stock not exercised prior to the Effective Date shall automatically be canceled on and as of the Effective Date.


                                   ARTICLE IV

         4.1. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         4.2. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corpora tion, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

         4.3. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties hereby designate Salt Lake County, Utah and Boulder County, Colorado to be proper jurisdictions and venues for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in each of such venues for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Utah or Colorado. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the trans actions contemplated thereby brought in the courts aforesaid.

         4.4. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.

         4.5. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument duly authorized and executed by each of the parties hereto, provided that this Agreement may not be amended after the action by shareholders of the Company in any respect that would prejudice the economic interests of such Company shareholders, or any of them, except as specifically provided herein or by like action of such shareholders.

         4.6. Termination. This Agreement shall terminate and be abandoned upon
(i) termina tion of the Plan of Reorganization or (ii) the mutual consent of Val Cor and the Company at any time prior to the Effective Date, and there shall be no liability on the part of either of the parties hereto (or any of their respective officers or directors) except to the extent provided in the Plan of Reorganization.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                                         VAL COR BANCORPORATION, INC.



Attest:____________________________________              By:____________________________________________
                  Ray L. Nash                                                Gary S. Judd
      Chief Financial Officer and Secretary                  President and Chief Executive Officer




                                                         EAGLE HOLDING COMPANY



Attest:____________________________________              By:____________________________________________
                                                                      David T. Manley
                                                         Chairman, President and Chief Executive Officer


--------------------
                    )
State of Colorado   )
                    )   ss.
County of Denver    )
                    )
--------------------

         On this [___________] day of [___________], 1998, before me personally appeared Gary S. Judd, to me known to be the President and Chief Executive Officer of Val Cor Bancorporation, Inc., and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

         In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                           ---------------------
                                                               Notary Public

--------------------
                    )
State of Colorado   )
                    )   ss.
County of Boulder   )
                    )
--------------------

         On this [___________] day of [___________] 1998, before me personally appeared David T. Manley, to me known to be the Chairman, President and Chief Executive Officer of Eagle Holding Company, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

         In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                           ---------------------
                                                               Notary Public

                                   EXHIBIT II

                              BANK MERGER AGREEMENT

                               AGREEMENT OF MERGER


         This Agreement of Merger is made and entered into as of [___________], 1998, between VECTRA BANK COLORADO, NATIONAL ASSOCIATION ("Vectra"), a national banking association organized under the laws of the United States, and EAGLE BANK (the "Bank"), a banking corporation organized under the laws of the State of Colorado. Vectra and the Bank are hereinafter sometimes individually called a "Constituent Association" and collectively called the "Constituent Associations."

                                    RECITALS

         Vectra is a national banking association duly organized, validly existing and in good standing under the laws of the United States. As of [___________], 1998, the authorized capital stock of Vectra consisted of [___________] shares of Common Stock, $5.00 par value, of which [___________] shares were issued and outstanding; no shares of capital stock were held in its treasury on such date.

         The Bank is a banking corporation organized under the laws of the State of Colorado. As of [___________], 1998, the authorized capital stock of the Bank consisted of [___________] shares of Bank Common Stock, [___________] par value (the "Bank Common Stock"), of which [___________] shares were issued and outstanding; no shares of capital stock were held in its treasury on such date.

         Vectra and the Bank have entered into an Agreement and Plan of Reorganization, dated June 3, 1998 (the "Plan of Reorganization"), setting forth certain representations, warranties, and agreements in connection with the transactions therein and herein contemplated, which contemplates the merger of the Bank with and into Vectra (the "Merger") in accordance with this Agreement of Merger (the "Agreement").

         The Boards of Directors of each of Vectra and the Bank deem the Merger advisable and in the best interests of each association and its stockholders. The Boards of Directors of each of Vectra and the Bank, by resolutions duly adopted, have approved the Plan of Reorganization. The Boards of Directors of each of Vectra and the Bank, by resolutions duly adopted, have approved this Agreement. The Boards of Directors of each of Vectra and the Bank have directed that this Agreement, and authorization for the transactions contemplated hereby, be submitted to stockholders of Vectra and the Bank respectively for approval.

         In consideration of the premises and the mutual covenants and agreements herein contained and subject to the terms and conditions of the Agreement, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE I

         1.1. Merger of the Bank into Vectra. The Bank shall be merged with and into Vectra on the date and at the time to be specified in the Articles of Merger to be filed with the Comptroller of the Currency pursuant to the National Bank Act (such date and time being referred to herein as the "Effective Date").

         1.2. Effect of the Merger. At the Effective Date:

                  (a) The Bank and Vectra shall be a single association, which shall be Vectra. Vectra is hereby designated as the surviving association in the Merger and is hereinafter some times called the "Surviving Association."

                  (b) The separate existence of the Bank shall cease.

                  (c) The currently outstanding [___________] shares of common stock of Vectra, each of $5.00 par value, will remain outstanding as shares of the $5.00 par value common stock of Vectra, and the holders of such stock shall retain their present rights.

                  (d) The shares of Bank Common Stock shall be canceled.

                  (e) The Surviving Association shall have all the rights, privileges, immunities, and powers and shall assume and be subject to all the duties and liabilities of a national banking association organized under the National Bank Act.

                  (f) The Surviving Association shall thereupon and thereafter possess all of the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Associations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of and belonging to or due to each of the Constituent Associations shall be taken and deemed to be transferred to and vested in the Surviving Association without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Associations shall not revert or be in any way impaired by reason of the Merger.

                  (g) The Surviving Association shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Associations; and any claim existing or action or proceeding pending by or against either of the Constituent Associations may be prosecuted as if the Merger had not taken place, or the Surviving Association may be substituted in its place. The Surviving Association expressly assumes and agrees to perform all of the liabilities and obligations of the Bank. Neither the rights of creditors nor any liens upon the property of either Constituent Association shall be impaired by the Merger.

                  (h) The name of the Surviving Association shall be "Vectra Bank Colorado, National Association."

                  (i) The Articles of Association of Vectra as they exist immediately prior to the Effective Date shall be the Articles of Association of the Surviving Association until later amended pursuant to the laws of the United States.

                  (j) The By-Laws of Vectra as they exist immediately prior to the Effective Date shall be the By-Laws of Vectra until later amended pursuant to the laws of the United States.

         1.3.  Acts to Carry Out This Merger Plan.

                  (a) The Bank and its proper officers and directors shall and will do all such acts and things as may be necessary or proper to vest, perfect, or confirm title to such property or rights in Vectra and otherwise to carry out the purposes of this Agreement.

                  (b) If, at any time after the Effective Date, Vectra shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Vectra its right, title, or interest in or under any of the rights, properties, or assets of the Bank acquired or to be acquired by Vectra as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Bank and its proper officers and directors shall be deemed to have granted to Vectra an irrevocable power of attorney to execute and deliver all such proper deeds, assign ments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in Vectra and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Vectra are fully authorized in the name of the Bank or otherwise to take any and all such action.


                                   ARTICLE II

         2.1. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         2.2. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

         2.3. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties hereby designate Salt Lake County, Utah and Boulder

County, Colorado to be proper jurisdictions and venues for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in each of such venues for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Utah or Colorado. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the trans actions contemplated thereby brought in the courts aforesaid.

         2.4. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.

         2.5. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument duly authorized and executed by each of the parties hereto.

         2.6. Termination. This Agreement shall terminate and be abandoned upon
(i) termination of the Plan of Reorganization or (ii) the mutual consent of Vectra and the Bank at any time prior to the Effective Date, and there shall be no liability on the part of either of the parties hereto (or any of their respective officers or directors) except to the extent provided in the Plan of Reorganization.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                         VECTRA BANK COLORADO, NATIONAL
                                                         ASSOCIATION



Attest:____________________________________              By:____________________________________________
                  Ray L. Nash                                                Gary S. Judd
      Chief Financial Officer and Secretary                  President and Chief Executive Officer





                                                         EAGLE BANK



Attest:____________________________________              By:____________________________________________
                                                                      David T. Manley
                                                         Chairman, President and Chief Executive Officer

--------------------
                    )
State of Colorado   )
                    )   ss.
County of Denver    )
                    )
--------------------

         On this [___________] day of [___________], 1998, before me personally appeared Gary S. Judd, to me known to be the President and Chief Executive Officer of Vectra Bank Colorado, National Association, and acknowledged said instrument to be the free and voluntary act and deed of said association, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said association.

         In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                           ---------------------
                                                               Notary Public

--------------------
                    )
State of Colorado   )
                    )   ss.
County of Boulder   )
                    )
--------------------

         On this [___________] day of [___________], 1998, before me personally appeared David T. Manley, to me known to be the Chairman, President and Chief Executive Officer of Eagle Bank, and acknowledged said instrument to be the free and voluntary act and deed of said association, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said association.

         In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                           ---------------------
                                                               Notary Public

                                   EXHIBIT III

                          AGREEMENT TO EXERCISE OPTIONS

                                  June 3, 1998


Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah  84111

Mesdames and Gentlemen:

         The undersigned understands that Zions Bancorporation ("Zions Bancorp") is about to enter into an Agreement and Plan of Reorganization with Eagle Holding Company (the "Company") (the "Agreement"). The Agreement provides for the merger of the Company with and into Val Cor Bancorporation, Inc., a wholly-owned subsidiary of Zions Bancorp (the "Merger") and the conversion of outstanding shares of Company Stock into Zions Bancorp Common Stock and cash in lieu of fractional shares in accordance with the formula therein set forth.

         In order to induce Zions Bancorp to enter into the Agreement, and intending to be legally bound hereby, the undersigned represents, warrants, and agrees that prior to the Effective Date (as defined in the Agreement) of the Merger he will exercise all stock options to purchase Company Common Stock which he owns and which by their terms are then exercisable.

                                                     Very truly yours,


                                                     ___________________________
                                                           David T. Manley


Accepted and Agreed to:
ZIONS BANCORPORATION


By:______________________

Title:___________________

                                   EXHIBIT IV

                                VOTING AGREEMENT


                                  June 3, 1998


Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah  84111

Mesdames and Gentlemen:

         The undersigned understands that Zions Bancorporation ("Zions Bancorp") is about to enter into an Agreement and Plan of Reorganization with Eagle Holding Company (the "Company") (the "Agreement"). The Agreement provides for the merger of the Company with and into Val Cor Bancorporation, Inc., a wholly-owned subsidiary of Zions Bancorp (the "Merger") and the conversion of outstanding shares of Company Stock into Zions Bancorp Common Stock and cash in lieu of fractional shares in accordance with the formula therein set forth.

         In order to induce Zions Bancorp to enter into the Agreement, and intending to be legally bound hereby, the undersigned, subject to the conditions hereinafter stated, represents, warrants, and agrees that at the Company Shareholders' Meeting contemplated by Section 3.1 of the Agreement and Plan of Reorganization (the "Meeting"), and any adjournment thereof, the under signed will, in person or by proxy, vote or cause to be voted in favor of the Agreement and the Merger the shares of Company Common Stock beneficially owned by the undersigned individu ally or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as, to the extent of the undersigned's proportionate voting interest, any other shares of Company Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he will use his best efforts (not including the payment of money or other consideration) to cause any other shares of Company Common Stock over which he has or shares voting power to be voted in favor of the Agreement and the Merger.

         The undersigned further represents, warrants, and agrees that beginning upon the authorization and execution of the Agreement by the Company until the earlier of (i) the consummation of the Merger or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

         (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other sale of control, merger, consolidation, plan of liquidation, sale of assets,

Zions Bancorporation
June 3, 1998
Page 2





reclassification, or other transaction involving the Company or any of its subsidiaries which would have the effect of assisting or facilitating the acquisition of control by any person other than Zions Bancorp or an affiliate thereof over the Company or any substantial portion of its assets or assisting or facilitating the acquisition of control by any person other than Zions Bancorp or an affiliate, or the Company or a wholly-owned subsidiary of the Company, of any subsidiary of the Company or any substantial portion of its assets. As used herein, the term "control" means (1) the ability to direct the voting of 10 percent or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement, or understanding or otherwise.

         (b) voluntarily sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer, or similar proposal made by any person other than Zions Bancorp or an affiliate thereof, (ii) to any person seeking to obtain control (as the term "control" is defined in paragraph (a), above) of the Company, any of its subsidiaries or any substantial portion of the assets of the Company or any subsidiary thereof or to any other person (other than Zions Bancorp or an affiliate thereof) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control,
(iii) for the purpose of avoiding the obligations of the undersigned under this agreement, or (iv) to any transferee unless such transferee expressly agrees in writing to be bound by the terms of this agreement in all events.

         It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and does not prohibit the undersigned, if a member of the Board of Directors of the Company or a member of the Board of Directors of Eagle Bank, from acting, in his or her capacity as a director, as the undersigned may determine to be appropriate in light of the obligations of the undersigned as a director. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary for another (unless such other person is affiliated with the undersigned or is bound by an agreement with Zions Bancorp substantially

Zions Bancorporation
June 3, 1998
Page 3





similar to this agreement), and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                                     Very truly yours,


                                                     ___________________________


Accepted and Agreed to:
ZIONS BANCORPORATION


By:_______________________

Title:____________________

Zions Bancorporation
June 3, 1998
Page 4





Name of Shareholder:


                 Shares of Common Stock of Eagle Holding Company
                               Beneficially Owned
                               As of June 3, 1998


  Name(s) of                                                      Number of
Record Owner(s)                Beneficial Ownership 1/             Shares
---------------                -----------------------             ------




















--------
     1/ For purposes of this Agreement, shares are beneficially owned by the shareholder named above if held in any capacity other than a fiduciary capacity (other than a revocable living trust and other than a fiduciary capacity on behalf of a person who is affiliated with the shareholder or is bound by an agree ment with Zions Bancorp substantially similar to this agreement) and if the shareholder named above has the power (alone or, in the case of shares held jointly with his or her spouse, together with his or her spouse) to direct the voting of such shares.

                                    EXHIBIT V

             CONSENT TO ASSIGNMENT AND AMENDMENT TO LEASE AGREEMENT

                              CONSENT TO ASSIGNMENT

         Pursuant to Section 7.01 of the Lease Agreement dated January 1, 1998 ("the Lease") by and between MCR, a Colorado general partnership ("MCR") and Thomas Family Partnership, LLLP, a Colorado limited liability limited partnership ("Thomas") (MCR and Thomas being collectively referred to herein as "Landlord"), and Eagle Bank, a Colorado corporation ("Tenant"), Landlord hereby consents to the assignment of the Lease by virtue of the merger of Tenant with Vectra Bank Colorado, National Association, and the merger of Eagle Holding Company, Tenant's parent, with Val Cor Bancorporation, Inc.

TENANT:                               LANDLORD:

EAGLE BANK,                           MCR,
a Colorado banking corporation        a Colorado general partnership

By: __________________________        By:____________________________________
Name:    David T. Manley, Jr.         Name:    John Claus a/k/a John C. Claus
Title:   President                    Title:   General Partner


Date:_________________________        Date:__________________________________


                                        By:  Mountaire, Inc.,
                                             a Colorado corporation, General
                                             Partner


                                             By:_____________________________
                                             Name:    John Claus
                                             Title:   President


                                             Date:___________________________


                                      THOMAS FAMILY PARTNERSHIP, LLLP,
                                      a Colorado limited liability limited
                                      partnership

                                      By:____________________________________
                                      Name:  Sue C. Thomas
                                      Title: General Partner

                                      Date:__________________________________

                          AMENDMENT TO LEASE AGREEMENT

         THIS AMENDMENT TO LEASE AGREEMENT ("Amendment") is made this third day of June, 1998 by and between MCR, a Colorado general partnership ("MCR") and Thomas Family Partnership, LLLP, a Colorado limited liability limited partnership ("Thomas") (MCR and Thomas being collectively referred to herein as "Landlord"), and Eagle Bank, a Colorado corporation ("Tenant"), Landlord and Tenant collectively referred to as the parties.

         WHEREAS, the parties hereto entered into a Lease Agreement dated January 1, 1998 ("the Lease") pursuant to which Landlord leased to Tenant approximately 8474 square feet of rentable area known commonly as Eagle Bank Building located at 1990 West Tenth Avenue, Broomfield, County of Boulder, in the State of Colorado; and

         WHEREAS, the parties desire to modify the Lease as more particularly described herein.

         NOW, THEREFORE, in consideration of the premises, mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Defined Terms. Unless otherwise specified herein, all terms contained in this Amendment that are defined in the Lease shall have the same meaning ascribed to them in the Lease.

         2. Term. Section 1.05 of the Lease is hereby amended to read as follows:

                  The term of this Lease shall be the period commencing on the Commencement Date as hereinafter defined and continuing for one hundred twenty (120) full months following the Commencement Date, unless sooner terminated as provided in this Lease. Options to extend the Term are addressed in Exhibit C attached hereto and made a part hereof. The provisions of this section 1.05, including the options addressed in Exhibit C to the Lease, shall apply equally to any assignee of Tenant who has taken an assignment subject to the provisions of Section 7.01.

         3. Minimum Rent. Section 1.07 of the Lease is hereby amended to read as follows:

                  Tenant shall pay to Landlord as Minimum Rent, at the address for payments set forth in Section 8.02 below, without notice or demand and without set off or deduction for any reason whatsoever, during the Term of this Lease the total sum determined in accordance with the following table, payable in advance, on the first day of each calendar month during the Term in the monthly installments:

                                                 AMOUNT OF           AMOUNT
                           MONTHS                 MONTHLY           OF ANNUAL
                                                 PAYMENTS             RENT

                  Month 1 through the end of
                  the month in which Tenant
                  merges with an affiliate
                  of Zions Bancorporation       $10,000.00         $120,000.00

                  The month following the
                  month in which Tenant
                  merges with an affiliate
                  of Zions Bancorporation
                  through month 60              $11,000.00         $132,000.00

                  Month 61 through month 120    $12,000.00         $144,000.00

                  Landlord hereby acknowledges receipt of Ten
                  Thousand and 00/100 Dollars ($10,000.00), which amount represents payment of Minimum Rent for the first month of the Term.

         4. Use. Section 1.10 of the Lease is hereby amended to add at the end of that section the following language:

                  Tenant shall have the right, subject to the provisions of Section 7.01, to sublet space in the Premises to other business concerns reasonably acceptable to Landlord, whether or not such other business concerns are engaged in financial services and related general office uses.

         5. Assignee Sublease or Assignment. Section 7.01(B)(3) of the Lease is hereby deleted.

         6. Assignment or Sublease Consideration. Section 7.01(B)(5) of the Lease is hereby deleted.

         7. Remedies Upon Default. Section 7.04(A)(i) of the Lease is hereby amended to read as follows:

                  Terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person occupying the Premises, or any part thereof. This may be done by peaceful means or by other means available under applicable law, including, without limitation, an action for forcible detainer, without being liable for prosecution or any claim or constructive eviction or for damages of any kind; and Tenant agrees to pay to Landlord, on demand, damages in an amount equal to the present value (calculated at a discount rate of ten percent per annum) of the amount of Minimum Rent, Additional Rent and other payments provided for in this Lease for the remainder of the term to be paid by Tenant, less the fair rental value of the Premises for the remainder of the term, plus all expenses incurred by Landlord in taking possession (including all court costs and reasonable attorneys' fees) and plus all Minimum Rent, Additional Rent and other indebtedness owed by Tenant to the date of termination.

         8. Landlord Liability. Section 8.18 of the Lease is hereby deleted.

         9. Extension of Terms. Section (1)(b) of Exhibit C of the Lease is hereby amended to read as follows:

                  Tenant gives and Landlord receives written notice not less than twelve (12) months prior to the expiration of the initial Term of the Lease, or the expiration of the most recent Extended Term (as hereinafter defined) as the case may be, of Tenant's intention to extend the Term of the Lease (the "Extended Term"); and

         10. Rent During Extension of Terms. Section (2) of Exhibit C of the Lease is hereby amended to read as follows:

                  (2)      THEN:

                  Landlord will grant to Tenant the right to extend the term of this Lease upon the expiration of the initial Term (or the most recent Extended Term, as the case may be) for one or two consecutive periods of sixty (60) months each (each an Extended Term) for a total of one hundred twenty (120) months upon the same terms and conditions herein except that

                  (a) after the second Extended Term there shall be no further right to extend the Term; and

                  (b) the Minimum Rent payable during each rental year during the Extended Term shall be as follows:

                                                 AMOUNT OF           AMOUNT
                           MONTHS                  MONTHLY          OF ANNUAL
                                                  PAYMENTS            RENT

                  121 through 180               $13,100.00         $157,200.00

                  181 through 240               $14,310.00         $171,720.00

         11. No Modification. Except as specifically modified and amended hereby, the Lease shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the date first above written.

TENANT:                               LANDLORD:

EAGLE BANK,                           MCR,
a Colorado banking corporation        a Colorado general partnership


By:___________________________        By:____________________________________
Name:    David T. Manley, Jr.         Name:  John Claus a/k/a John C. Claus
Title:   President                    Title: General Partner


Date:_________________________        Date:__________________________________

                                      By:  Mountaire, Inc.,
                                           a Colorado corporation, General
                                           Partner


                                           By:_______________________________
                                           Name:    John Claus
                                           Title:   President


                                           Date:_____________________________

                                      THOMAS FAMILY PARTNERSHIP, LLLP,
                                      a Colorado limited liability limited
                                      partnership


                                      By:____________________________________
                                      Name:  Sue C. Thomas
                                      Title: General Partner


                                      Date:__________________________________

                                  EXHIBIT VIII

                              EMPLOYMENT AGREEMENT

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") made and entered into this [___________] day of [___________], 1998, by and between DAVID T. MANLEY
("Executive") and VECTRA BANK COLORADO, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States ("Resulting Bank")

                         W I T N E S S E T H  T H A T :

         WHEREAS, the Agreement and Plan of Reorganization (the "Plan") dated as of June 3, 1998 by and among Zions Bancorporation, a Utah corporation, ("Zions Bancorp"), Val Cor Bancorporation, Inc., a Colorado corporation, Resulting Bank, Eagle Holding Company, a Colorado corporation, and Eagle Bank, a banking corporation organized under the laws of the State of Colorado (the "Bank"), provides that the Bank will be merged with and into Resulting Bank;

         WHEREAS, Executive is Chairman, President and Chief Executive Officer of the Bank;

         WHEREAS, Resulting Bank desires to secure the employment of Executive upon consummation of the transactions contemplated in the Plan;

         WHEREAS, Executive is desirous of entering into the Agreement for such periods and upon the terms and conditions set forth herein; and

         WHEREAS, to assist in achieving the objectives of the transactions described in the Plan, section 4.9 of the Plan contemplates that Executive will enter into an employment agreement as a condition to the consummation of the transactions described therein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agree ments hereinafter set forth, the parties agree as follows:

         1. Employment; Responsibilities and Duties.

         (a) Resulting Bank hereby agrees to employ Executive, and Executive hereby agrees to serve as [___________] of Resulting Bank and of any depository institution which is successor-in-interest thereto ("Resulting Bank" hereafter to include any depository institution which is successor-in-interest thereto) during the Term of Employment. Executive shall have primarily management responsibility for the lending, deposit gathering, and other banking activities of Resulting Bank within the community formerly served by the Bank and shall have such other reasonable duties, responsibilities, and authority as shall be set forth in the bylaws of Resulting Bank on the date of this Agreement or as may otherwise be determined by Resulting Bank.

         (b) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which the Bank has been a party prior to the date of this Agreement. During the Term of Employment, Executive shall not, without the prior written consent of the Board of Directors of Resulting Bank, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than Resulting Bank or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) render to any organization set forth in Schedule A to this Agreement the services described in Schedule A under the caption of such organization, (iii) manage his personal investments, and (iv) with the prior permission of the Board of Directors or the chief executive officer of Resulting Bank, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1. In the event that Executive should wish to procure the prior permission of the Board of Directors or the chief executive officer of Resulting Bank under clause (iv) of the previous sentence he will provide to the chief executive officer of Resulting Bank a written summary of the organization and proposed services to be rendered to it and shall be entitled to receive a response within five working days; in the absence of such a response, the prior permission of the Resulting Bank will be deemed to have been granted.

         2. Term of Employment.

         (a) The term of this Agreement ("Term of Employment") shall be the period com mencing on the date hereof (the "Commencement Date") and continuing until the Termination Date, which shall mean the earliest to occur of:

                  (i) the third anniversary of the Commencement Date, unless the Term of Employment shall be extended by mutual written agreement of Executive and Resulting Bank;

                  (ii) the death of Executive;

                  (iii) Executive's inability to perform his duties hereunder, as a result of physical or mental disability as reasonably determined by the personal physician of Executive, for a period of at least 180 consecutive days or for at least 180 days during any period of twelve consecutive months during the Term of Employment; or

                  (iv) the discharge of Executive by Resulting Bank "for cause," which shall mean one or more of the following:

                           (A) any willful or gross misconduct by Executive with
respect to the business and affairs of Resulting Bank, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

                           (B) the conviction of Executive of a felony (after
the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by Resulting Bank;

                           (C) Executive's willful neglect, failure, or refusal
to carry out his duties hereunder in a reasonable manner; or

                           (D) the breach by Executive of any representation or
warranty in section 6(a) hereof or of any agreement contained in section 1, 4, 5, or 6(b) hereof, which breach is material and adverse to Resulting Bank or any of its affiliates for which Executive is assigned material responsibilities or duties; or

                  (v) Executive's resignation from his position as [ ] of Resulting Bank; or

                  (vi) the termination of Executive's employment by Resulting Bank "without cause," which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), or (v) of this section 2(a), at any time, upon the thirtieth day following notice to Executive.

         (b) In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(vi) hereof, Executive shall be entitled to receive, upon the occurrence of any such event:

                  (i) any salary (as hereinafter defined) payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

                  (ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(e) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(c) hereof.

         (c) In the event that the Term of Employment shall be terminated for the reason set forth in section 2(a)(vi) hereof, Executive shall be entitled to receive:

                  (i) any salary (as hereinafter defined) payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date;

                  (ii) for the period commencing on the date immediately following the Termination Date and ending upon and including the third anniversary of the Commencement Date, salary payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of Resulting Bank with respect to executive personnel as presently in effect or as they may be modified by Resulting Bank from time to time;

                  (iii) such rights as Executive may have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(e) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(c) hereof; and

                  (iv) for the period commencing on the date immediately following the Termination Date and ending upon and including the earlier of (A) the first anniversary of the Termination Date, (B) the third anniversary of the Commencement Date, or (C) the date on which Executive ceases to be covered under the health insurance plan of Resulting Bank (the "Health Plan") under section 4980B of the Internal Revenue Code (also known as COBRA) ("COBRA"), the difference between the monthly premium payment that is charged to continue coverage for Executive under the Health Plan under COBRA and the portion of the monthly premium payment that would have been charged to Executive to continue coverage for Executive under the Health Plan of Resulting Bank had he remained employed by Resulting Bank during such period.

         3. Compensation. For the services to be performed by Executive for Resulting Bank under this Agreement, Executive shall be compensated in the following manner:

         (a) Salary.

                  (i) During the Term of Employment Resulting Bank shall pay Executive a salary which shall not be less than $110,000 per annum. Salary shall be payable in accordance with the normal payroll practices of Resulting Bank with respect to executive personnel as presently in effect or as they may be modified by Resulting Bank from time to time.

                  (ii) During the Term of Employment Executive shall be eligible to be considered for salary increases, upon review, in accordance with the compensation policies of Resulting Bank with respect to executive personnel as presently in effect or as they may be modified by Resulting Bank from time to time.

         (b) Employee Benefit Plans or Arrangements. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of Resulting Bank, as presently in effect or as they may be modified or added by Resulting Bank from time to time, under such terms as may be applicable to officers of Executive's rank employed by Resulting Bank or its affiliates, including, without limitation, plans providing retirement benefits, profit sharing, benefits under senior-management bonus programs, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, and any other benefit programs available to other executives of Executive's rank with Resulting Bank.

         (c) Vacation and Sick Leave. During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of Resulting Bank as in effect as of the Commencement Date or as may be modified by Resulting Bank from time to time as may be applicable to officers of Executive's rank employed by Resulting Bank or its affiliates, but in no event less than that provided to Executive by the Bank at March 31, 1998.

         (d) Withholding. All compensation to be paid to Executive hereunder shall be subject to required withholding and other taxes.

         (e) Expenses. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested, in accordance with such policies of Resulting Bank as are in effect as of the Commencement Date and as may be modified by Resulting Bank from time to time, under such terms as may be applicable to officers of Executive's rank employed by Resulting Bank or its affiliates.

         (f) Vehicle. During the Term of Employment, (i) Executive shall have exclusive use of the Ford Explorer vehicle which the Bank permitted him to use in 1997, and (ii) Resulting Bank shall pay the reasonable expenses of maintaining, insuring, and garaging that vehicle. For a period of thirty days after the Termination Date, Executive shall be entitled to purchase that vehicle from Resulting Bank at a price equal to its book value net of accumulated depreciation on the books of Resulting Bank.

         4. Confidential Business Information; Non-Competition.

         (a) Executive acknowledges that certain business methods, creative techniques, and technical data of Zions Bancorp and Resulting Bank and their affiliates and the like are deemed by Resulting Bank to be and are in fact confidential business information either of Zions Bancorp or Resulting Bank or their affiliates or are entrusted to third parties. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of Resulting Bank or its affiliates, knowledge of customers and their require ments, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to Zions Bancorp or Resulting Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of Zions Bancorp or Resulting Bank or their affiliates. In this regard, Resulting Bank asserts proprietary rights in all of its business information and that of its affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence. Executive agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by Resulting Bank, nor shall he use to the detriment of Resulting Bank or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of Zions Bancorp or Resulting Bank or their affiliates, any confidential business information obtained during the course of his employment by Resulting Bank. The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of Zions Bancorp or Resulting Bank or their affiliates.

         (b) Executive hereby agrees that from the Commencement Date until the second anniversary of the Termination Date, Executive will not (i) engage in the banking business other than on behalf of Zions Bancorp or Resulting Bank or their affiliates within the Market Area (as hereinafter defined), (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Zions Bancorp or Resulting Bank or their affiliates) engaged in the banking business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the respective Boards of Directors of Resulting Bank or any of its affiliates to engage in any action prohibited under (i) or (ii) of this section 4(b); provided that the ownership by Executive as an investor of not more than five percent of the outstanding shares of stock of any corporation whose stock is listed for trading on any securities exchange or is quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or the shares of any investment company as defined in section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of Executive's obligations under this section 4(b); and provided further that employment by Bankers' Bank of the West, Denver, Colorado shall not in itself constitute a violation of Executive's obligations under this section 4(b) if Executive does not provide retail or wholesale services or solicit retail or wholesale business within the Market Area, and does not provide retail or wholesale services to or solicit retail or wholesale business from any client or customer or potential client or potential customer of Bankers' Bank of the West that is engaged in the banking business in the Market Area.

         (c) Executive acknowledges and agrees that irreparable injury will result to Resulting Bank in the event of a breach of any of the provisions of this section 4 (the "Designated Provisions") and that Resulting Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy Resulting Bank may have, Resulting Bank shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Denver County, Colorado or Boulder County, Colorado to restrain the violation or breach thereof by Executive or any affiliates, agents, or any other persons acting for or with Executive in any capacity whatsoever, and Executive submits to the jurisdiction of such court in any such action.

         (d) It is the desire and intent of the parties that the provisions of this section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each juris-diction in which enforcement is sought. Accordingly, if any particular provision of this section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to Resulting Bank, to the fullest extent permitted by applicable law, the benefits intended by this section 4.

         (e) As used herein, "Market Area" shall mean the Colorado counties of Adams, Arapahoe, Boulder, Denver, Douglas, Jefferson, and Weld.

         (f) As used in this section 4, "banking business" includes businesses (including commercial banks, trust companies, savings banks, savings and loan associations, and credit unions) primarily engaged in lending and the extension of credit, accepting federally insured deposits, or engaging in the trust business, and does not include businesses (including firms primarily engaged in the sale of insurance or in the businesses of a broker-dealer, investment adviser, or financial planner) for which the foregoing activities are not performed or are merely incidental.

         5. Life Insurance. In light of the unusual abilities and experience of Executive, Resulting Bank in its discretion may apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amount and in such form as Resulting Bank may choose. Resulting Bank shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of Resulting Bank, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which Resulting Bank has applied for insurance. Ineligibility for insurance shall not be a basis for termination.

         6. Representations and Warranties.

         (a) Executive represents and warrants to Resulting Bank that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is a party.

         (b) Executive shall indemnify, defend, and hold harmless Resulting Bank for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, to which Resulting Bank may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 6(a) hereof to be true and correct when made.

         7. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to Resulting Bank:

         Vectra Bank Colorado, N.A.
         1650 South Colorado Boulevard
         Denver, Colorado 80222-4029

         Attention: Chief Executive Officer

With a required copy to:

         Brian D. Alprin, Esq.
         Duane, Morris & Heckscher LLP
         1667 K Street, N.W., Suite 700
         Washington, D.C. 20006

If to Executive:

         Mr. David T. Manley
         1407 Dunsford Way
         Broomfield, Colorado 80020

With a required copy to:

         Keith D. Lapuyade, Esq.
         4100 E. Mississippi Avenue, Suite 600
         Denver, Colorado 80246

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

         8. Assignment. Neither party may assign this Agreement or any rights or obliga tions hereunder without the consent of the other party.

         9. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of law thereof. The parties hereby designate Denver County, Colorado and Boulder County, Colorado to be proper jurisdictions and venues for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in each of such venues for such a proceeding and agrees that he or it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the state of Colorado. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

         10. Entire Agreement. This Agreement constitutes the entire understanding between Resulting Bank and Executive relating to the subject matter hereof. Any previous agreements or understandings between the parties hereto or between Executive and the Bank or any of its affiliates or Resulting Bank or any of its affiliates regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are merged into and superseded by this Agreement. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

         11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

         (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement contain ing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

         (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

         12. Arbitration. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the "Arbitration Notice"). The parties agree that, after the issuance of the

Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten years' experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the District of Colorado. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety days after the date the matter is set for arbitration. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

         13. Costs of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney's fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney's fees.

         14. Affiliation. A company will be deemed to be "affiliated" with Zions Bancorp, Resulting Bank, or the Bank according to the definition of "Affiliate" set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         15. Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

         IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

                                              VECTRA BANK COLORADO, NATIONAL
                                              ASSOCIATION



Attest:_________________________              By:___________________________




                                              DAVID T. MANLEY



Witness:________________________              ______________________________

                                   SCHEDULE A


Broomfield Economic Development Corporation
         Board member and member of executive committee (since 1990)

Broomfield Community Foundation
         Board member since 1996

Broomfield Rotary Club
         Club member and chairman of foundation committee since 1990

Bal Swan Children's Center
         Board member since 1992
         Member of finance committee, building committee

Broomfield Blast Soccer Club
         Coach of girls team since 1993

Broomfield United Methodist Church
         Member of building committee and building finance committee